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                                                                   EXHIBIT 10.43

                            FIRST AMENDMENT TO LEASE

         THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made this 24th day of May, 2002 by and between ARASTRADERO PROPERTY, a California general partnership ("Landlord") and ALTAVISTA COMPANY, a Delaware corporation ("Tenant").

                                 R E C I T A L S

         A. Tenant currently leases from Landlord approximately seventy-five thousand four hundred twenty (75,420) square feet of space located at 1070 Arastradero Road, Palo Alto, California (the "Current Premises") pursuant to that certain Lease dated September 17, 1999 (the "Lease"). The Current Premises are shown on Exhibit A attached hereto.

         B. The Lease currently provides for a termination date of December 15, 2009. Tenant desires to reduce the term of the Lease. Tenant also desires to reduce the size of the Premises by subtracting (i) that certain space consisting of approximately twenty thousand four hundred twenty (20,420) rentable square feet (the "Third Floor Reduction Space") and those portions of the second and third floors consisting of the main lobbies, mechanical rooms, common halls, stairways and other Common Areas, all as shown on Exhibit A (which shall become part of the Common Area) (collectively, the "Common Area Space"), and (ii) if Landlord enters into a lease with Ingenuity Systems, Inc., a Delaware corporation ("Ingenuity") for space on the second floor, that certain space consisting of approximately eight thousand forty-nine (8,049) rentable square feet (the "Second Floor Reduction Space") and the additional restroom core on the second floor as shown on Exhibit B attached hereto which restroom core shall become part of the Common Area (collectively, the "Additional Common Area Space"). The Third Floor Reduction Space and the Common Area Space and, subject to the condition specified in the preceding sentence, the Second Floor Reduction Space and the Additional Common Area Space are together referred to herein as the "Reduction Space".

         C. Landlord is willing to reduce the term of the Lease and

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reduce the size of the Premises on the terms and conditions specified herein.

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, the parties hereto agree to amend the Lease as follows:

         1. Term. The term of the Lease shall expire on August 31, 2005.

         2. Premises. Commencing on June 1, 2002, the Third Floor Reduction Space and the Common Area Space shall be subtracted from the Current Premises and thereafter, the Premises shall include only the space on the first and second floors (excluding the Common Area Space), consisting of approximately fifty-five thousand (55,000) rentable square feet, as shown on Exhibit B. If, on or before June 30, 2002, Landlord enters into a lease with Ingenuity for the Second Floor Reduction Space, the Premises shall be further reduced by subtracting the Second Floor Reduction Space and the Additional Common Area Space as of the later of (i) June 1, 2002 or (ii) the date of execution of the lease with Ingenuity, and thereafter the Premises shall include only the first floor and the remaining space on the second floor together consisting of approximately forty-six thousand nine hundred fifty-one (46,951) rentable square feet as shown on Exhibit B. The parties hereby stipulate as to the rentable square footage of the Modified Premises as stated above, and agree that the Modified Premises shall not be subject to remeasurement by either party. The Premises as modified above is referred to herein as the "Modified Premises".

         3. Basic Rent. The amount of basic rent payable by Tenant pursuant to paragraphs 4(a) and 5 of the Lease shall be modified as follows:

                  (a) If the Modified Premises consists of 55,000 square feet, then:

         Commencing on June 1, 2002 through
           August 31, 2002                            $110,000 per month

                  If Tenant has not filed bankruptcy and no involuntary bankruptcy proceeding has been commenced against Tenant on or before ninety (90) days after the payment of the Modification Fee, then:

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         Commencing on September 1, 2002
           through August 31, 2003                   $ 110,000 per month

         September 1, 2003 through
           August 31, 2004                           $ 113,850 per month

         September 1, 2004 through
           August 31, 2005                           $ 117,835 per month


                  (b) If the Modified Premises consists of 46,951 square feet, then:

         Commencing on June 1, 2002 through
           August 31, 2002                           $ 93,902 per month

                  If Tenant has not filed bankruptcy and no involuntary bankruptcy proceeding has been commenced against Tenant on or before ninety (90) days after payment of the Modification Fee, then:

         Commencing on September 1, 2002
           through August 31, 2003                   $ 93,902 per month

         September 1, 2003 through
           August 31, 2004                           $ 97,189 per month

         September 1, 2004 through
           August 31, 2005                           $ 100,590 per month

                  (c) In either case under (a) or (b) above, if Tenant has filed bankruptcy or an involuntary bankruptcy proceeding has been commenced against Tenant on or before ninety (90) days after payment of the Modification Fee, then the basic rent shall continue to be due and payable as set forth in the lease without modification, as follows:

         September 1, 2002 through
           December 15, 2002                         $ 276,307.92 per month

         December 16, 2002 through
           December 15, 2003                         $ 285,978.70 per month

         December 16, 2003 through
           December 15, 2004                         $ 306,347.53 per month

         December 16, 2004 through

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           the Modified Lease Expiration
           Date                                      $ 317,069.69 per month

         4. Surrender of Reduction Space. On or before May 31, 2002, Tenant will vacate and surrender the Third Floor Reduction Space and the Common Area Space and if Landlord enters into a lease with Ingenuity, upon five (5) days advance written notice from Landlord, Tenant shall also vacate and surrender the Second Floor Reduction Space and the Additional Common Area Space, in accordance with the terms of paragraph 23 of the Lease. Tenant shall indemnify Landlord for any loss or expense resulting from Tenant's failure to so surrender the Reduction Space, including any claims made by any succeeding tenants. If Tenant fails to surrender the applicable Reduction Space on or before the applicable dates, Tenant shall be deemed a holdover tenant without Landlord's consent with respect to the unsurrendered Reduction Space and the provisions of paragraph 25 of the Lease regarding holding over shall apply on a pro rata basis.

         5. Common Area Charges. Commencing on June 1, 2002, Paragraph 16 shall be amended to provide that Tenant's percentage share of common area charges shall be adjusted based on the reduced square footage of the Modified Premises as follows: (i) seventy-two and nine-tenths percent (72.9%) if the square footage of the Modified Premises is reduced to 55,000 square feet, and (ii) sixty-two and two-tenth percent (62.2%) if the square footage of the Modified Premises is reduced to 46,951 square feet. Commencing as of June 1, 2002, Tenant's estimated monthly payment of its percentage share of common area charges shall be (i) $44,905.24 per month if the square footage of the Modified Premises is reduced to 55,000 square feet, and (ii) $38,333.56 per month if the square footage of the Modified Premises is reduced to 46,951 square feet, subject to adjustment in accordance with Paragraph 16 of the Lease.

         6. Premises Taken "As Is". Tenant accepts the Modified Premises "as is" in their current condition and Landlord shall have no obligation to alter, modify or improve the Modified Premises in any way, except that Landlord shall, at Tenant's sole cost and as reasonably pre-approved by Tenant, finish out the demising wall between the Reduction Space and the Modified Premises as shown on Exhibit C attached hereto.

         7. Repair and Maintenance. From and after June 1, 2002, paragraph 9 of the Lease is hereby amended and restated in its entirety as follows:

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         "Tenant has inspected the Premises and accepts the Premises in its current condition and acknowledges that the Premises are in good and sanitary order, condition and repair. Except as expressly provided below, Tenant shall at its sole cost keep and maintain the entire Premises and every part thereof including, without limitation, the windows, window frames, plate glass, glazing, elevators within the Premises, truck doors, doors and all door hardware, the interior walls and partitions, lighting and the electrical, mechanical, and plumbing systems.

         Subject to the provisions of paragraph 17, Landlord shall keep and maintain the roof, structural elements, exterior walls of the building constituting the Project, the heating and air conditioning systems, the building access/security system, the fire-life safety system and the Common Area (including, without limitation, the parking areas, landscaping and all amenities located outside the building and the Common Areas in the building) in good order and repair.

         Tenant waives all rights under and benefits of California Civil Code Sections 1932(1), 1941, and 1942 and under any similar law, statute or ordinance now or hereafter in effect. The cost of the repairs and maintenance which are the obligation of Landlord hereunder, including without limitation, maintenance contracts and supplies, materials, equipment and tools used in such repairs and maintenance shall be a common area charge and Tenant shall pay its percentage share of such costs to Landlord as provided in paragraph 16; provided, however, that if any repairs or maintenance is required because of the negligence or willful misconduct of Tenant, or its agents, employees or invitees, Tenant shall pay to Landlord upon demand the full cost of such repairs or maintenance. Notwithstanding the above, the cost of roof replacement and structural repairs to the building shall be amortized over its useful life (including interest at a rate of two percent (2%) over the then current Prime Rate as published by the Wall Street Journal) and the amortized cost shall be included within common area charges and Tenant shall pay its proportionate share thereof as provided in paragraph 16 of this lease."

         8. Utilities and Services. From and after June 1, 2002, Paragraph 12 of the Lease is hereby amended and restated in its entirety as follows:

         "Landlord shall furnish to the Premises and to the Project, the following utilities and services: (i) water, gas and electricity reasonably suitable for the intended use of the Premises and the Project, twenty-four (24) hours every day of the

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week, (ii) heat and air conditioning reasonably suitable for the comfortable use and occupation of the Premises and the Project during business hours, and (iii) refuse collection and janitorial services. Tenant agrees that at all times it will cooperate fully with Landlord and abide by all reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning systems. Landlord shall cooperate with Tenant to provide heating, ventilating and air conditioning to all or any portion of the Premises outside of Business Hours if requested by Tenant, and Tenant shall reimburse Landlord for its actual costs in so providing such service as reasonably estimated by Landlord. Business Hours shall mean:
Monday through Friday, excluding generally observed national holidays, from 7:00 a.m. to 7:00 p.m. Tenant shall arrange for and pay for all telephone, and all other services supplied to or consumed on the Premises and not provided by Landlord. In the event that any service is not separately metered or billed to the Premises, the cost of such utility service or other service shall be a common area charge and Tenant shall pay its percentage share of such cost to Landlord as provided in paragraph 16. In addition, the cost of all utilities and services furnished by Landlord to the Premises and to the Project shall be a common area charge and Tenant shall pay its percentage share of such costs to Landlord as provided in paragraph 16, except as such costs may be specifically allocated otherwise herein. Tenant shall pay directly to Landlord (and such amount shall not be included as a common area charge) for any water, gas, electricity or HVAC usage that is separately metered to the Premises or any part thereof.

         If Tenant's use of any such utility or service is materially in excess of the average furnished to the other tenants of the Project, and such utility or service is not separately metered, then Tenant shall pay to Landlord upon demand, as additional rent, the full cost of such excess use, as reasonably determined by Landlord, or Landlord may cause such utility or service to be separately metered, in which case Tenant shall pay the full cost of such utility or service and reimburse Landlord upon demand for the cost of installing the separate meter.

         Notwithstanding any provision to the contrary, (i) the Palo Alto utility bill will be transferred into Landlord's name on June 1, 2002; (ii) the existing separate electric meter for the third floor will be segregated into a separate electricity bill [this meter will track the electricity consumption on the third floor (excluding the air conditioning unit) and none of this bill will be charged to Tenant]; (iii) Landlord will cause to be installed, at Landlord's expense, a private meter measuring the kilowatt-hours

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used by the air conditioning unit serving the third floor; (iv) Landlord will cause to be installed, at Landlord's expense, a private meter measuring the kilowatt-hours used for the outside lights; (v) the cost of electricity used by the third floor air conditioning unit (to be charged to the third floor tenants) and the outside lights (to be charged as a common area charge on a percentage basis) will be deducted from the main electricity bill and the remaining balance after such deductions will be allocated to Tenant; (vi) if Ingenuity enters into a lease with Landlord for a portion of the second floor, a monthly amount for electrical usage shall be established based on a standard usage of electricity for office space of $.15/sf/mo of rentable area, based on Business Hours of 7:00 a.m. to 7:00 p.m., plus an after hours charge of $25/hr. and such amount shall be charged to Ingenuity with a corresponding deduction from the main electricity bill for which Tenant is responsible in clause (v) above. Landlord may revise the estimated utility charges from time to time, as reasonably required to fully cover such costs in advance.

         Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of rent by reason of, the failure of any person or entity to furnish any of the foregoing services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, governmental moratoriums, regulations or other governmental actions, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord. In addition, Tenant shall not be relieved from the performance of any covenant or agreement in this lease because of any such failure, and no eviction of Tenant shall result from such failure.

         Notwithstanding anything to the contrary in this lease, if: (a) any services or utilities are interrupted or discontinued due to Landlord's negligence or willful misconduct and the Premises are untenantable as a result of such interruption or discontinuance, and (b) Tenant shall have given written notice respecting such interruption or discontinuance to Landlord, and Landlord shall have failed to cure such interruption or discontinuance within three (3) business days after receiving such notice, then Tenant shall be entitled to an equitable abatement of rent to the extent that Tenant's use of the Premises is thereafter prevented by such interruption or discontinuance."

         9. Common Area; Parking. Paragraph 15 of the Lease is hereby amended to add the Common Area Space (and the Additional Common Area Space if the square footage is reduced to 46,951 square feet) as Common Area under the Lease.

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         From and after June 1, 2002, the first sentence of the third subparagraph of paragraph 15 of the Lease is hereby amended to read as follows:

         "Tenant shall have the non exclusive use of (i) one hundred seventy-nine (179) parking spaces in the common area of the Project if the Modified Premises consist of 55,000 square feet, and (ii) one hundred fifty-three (153) parking spaces in the common area of the Project if the Modified Premises consist of 46,951 square feet, as designated by Landlord from time to time; provided that Landlord and Landlord's agents, contractors and employees shall have the right to use such parking areas as reasonably necessary to fulfill Landlord's obligations under this lease."

         10. Common Area Charges. A new subparagraph is added to the end of paragraph 16 as follows:

         "If the occupancy of the Project, during any part of any calendar year is less than one hundred percent (100%), Landlord may make an appropriate adjustment of the variable components of common area charges for that year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of common area charges that would have been incurred had the Project been one hundred percent (100%) occupied. This amount shall be considered to have been the amount of common area charges for that calendar year. For purposes of this subparagraph, "variable components" include only those component expenses that are affected by variations in occupancy levels."

         11. Security Deposit. Commencing on June 1, 2002 the amount of the Letter of Credit required under paragraph 4(e) of the Lease shall be reduced to:
(i) Eight Hundred Ninety-Three Thousand Two Hundred Seventy-Nine and 16/100 Dollars ($893,279.16) if the Modified Premises consist of 55,000 square feet, and (ii) Seven Hundred Sixty-Two Thousand Five Hundred Fifty-One and 82/100 Dollars ($762,551.82) if the Modified Premises consist of 46,951 square feet.

         12. Lease Modification Fee. Tenant acknowledges and agrees that Landlord's entering into this Amendment, reducing the lease term, reducing the size of the Premises and terminating future rent obligations for the period after the Modified Lease Termination Date shall result in a significant financial benefit to Tenant in excess of the consideration specified below. As consideration therefor, Tenant shall:

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                  (a) Concurrent with Tenant's execution of this Amendment:

                      (1) Pay to Landlord the sum of Six Million Dollars ($6,000,000) (consisting of the $4,000,000 cash security deposit currently held by Landlord and an additional $2,000,000 in immediately available funds);

                      (2) Transfer to Landlord 275,412 shares of CMGI stock (subject to existing restrictions) at no cost or charge to Landlord;

                      (3) Issue and deliver a common stock purchase warrant for 1,000,000 shares of stock in AltaVista Company in substantially the form attached hereto as Exhibit D;

                      (4) Transfer title to and ownership of any and all furniture, fixtures and data cabling in the Current Premises (i.e., the entire building) as listed on Exhibit E attached hereto to Landlord free of all liens by Bill of Sale in substantially the form attached hereto as Exhibit F;

                  (b) Pay to Landlord within five (5) days after Landlord's request (i) the costs incurred by Landlord to demise the space leased to Ingenuity on the second floor (excluding specific tenant improvements for Ingenuity within the Ingenuity leased space) and (ii) brokers' commissions/fees payable in connection with the Ingenuity lease.

         13. Cancellation of Option to Extend Term. Tenant's option to extend the term of the Lease pursuant to paragraph 57 of the Lease is hereby cancelled and deleted in its entirety and of no further force or effect. Tenant has no right to extend the term of the Lease.

         14. Brokers' Commissions. Each party represents and warrants to the other party that it has not had dealings in any manner with any real estate broker, finder or other person with respect to the Premises and the negotiation and execution of this Amendment except CRF Partners and CB Richard Ellis ("Tenant's Brokers") and McCandless Management Corporation ("Landlord's Broker"). Except for the commissions and fees to be paid to Tenant's Broker by Tenant pursuant to separate agreement, each party shall indemnify and hold harmless the other party from all damage, loss, liability and expense (including attorneys' fees and related costs) arising out of or resulting from any claims for commissions or fees that have been or may be asserted against the other party by any broker,

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finder or other person representing or purporting to represent Tenant or
Landlord, respectively, in connection with the Premises and the negotiation and execution of this Amendment. Tenant shall be responsible for and pay any and all broker commissions payable to Tenant's Broker. Landlord's Broker is not receiving a commission in connection with this transaction.

         15. Use of Personal Property. Tenant shall have the right to use the personal property currently located in the Modified Premises and listed on Exhibit E attached ("Personal Property") and such Personal Property is deemed part of the Premises leased to Tenant hereunder. Tenant shall maintain the Personal Property in good condition and repair and Tenant's insurance obligations under paragraph 11 of the Lease shall apply to and over the Personal Property and Tenant's use thereof.

         16. Building Systems. Commencing June 1, 2002, Landlord shall own, control and operate the existing building security system, provided that each Tenant will have the ability to control access to its Premises. Secured doors with alarm monitoring and controlled by access card readers and panic hardware alarms (as shown on Exhibit G) will be installed by Landlord (as part of demising the Premises), at Tenant's cost. Each Tenant will pay for their own access cards. Tenant shall deliver any surplus cards to Landlord. Commencing on June 1, 2002, Landlord will be responsible for the RFI fire monitoring contracts and maintenance of the fire monitoring system. All costs incurred by Landlord to maintain and operate the building systems, including without limitation, the security system, panic hardware alarm system and fire monitoring system shall be included in common area charges and Tenant shall pay its percentage share thereof.

         17. Waiver of Prior Rent Payment Defaults. Landlord hereby waives any rights or remedies it may have against Tenant for the defaults in payment of rent and failure to restore security deposit that occurred prior to June 1, 2002.

         18. Signage. The face of the existing monument sign is to be replaced giving 50% of the signage to other tenant(s) in the Project as determined by Landlord, in a configuration and method reasonably approved by Landlord. Tenant shall pay for the cost of the site and monument sign alterations related to its own signage. Other tenants in the Project will pay for the costs of their own signage. The lobby sign reading "AltaVista" shall be removed by Tenant and all damage to the wall shall be repaired and the wall shall be restored by Tenant, at Tenant's expense. Tenant may add a

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new sign on the first level of the main lobby in a location and with a design approved by Landlord subject to paragraph 50 of the Lease. If Ingenuity occupies a portion of the second floor, Tenant shall not install its sign by Ingenuity's second floor entry door. Landlord may allow an additional sign for Ingenuity on the first level of the main lobby. Any site signage and window signage shall be altered to accommodate a new tenant(s) in the building. Landlord will have the right to install a leasing sign on the property for any available space. Tenant will not be allowed to install a sub-lease sign on the Project during any period that Landlord has space available for lease in the Project.

         19. Food Service. Tenant shall continue to retain, at its expense, the existing or comparable quality food service operator to provide a menu similar to the currently existing operation. Such service shall include breakfast service (8:00 a.m. - 10:00 a.m.) and lunch service (11:00 a.m. - 2:00 p.m.) at a minimum. The food services shall be available to all other tenants in the building (including their employers, clients, guests and invitees) at the same prices charged to Tenant's employees and on a non-discriminatory basis.

         20. Corporate Authority. If any party hereto is a corporation, (i) each individual executing this Amendment on behalf of the corporation represents and warrants that he/she is duly authorized to execute and deliver this Amendment on behalf of the corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation and that this Amendment is binding upon said corporation in accordance with its terms, and (ii) upon Landlord's request, Tenant shall deliver to Landlord, within ten (10) days of the execution of this Amendment, a copy of the resolution of the Board of Directors of Tenant authorizing the execution of this Amendment and naming the officers that are authorized to execute this Amendment on behalf of Tenant, which copy shall be certified by Tenant's President or Secretary as correct and in full force and effect.

         21. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall, for all purposes, be deemed to be an original; and all such counterparts shall together constitute but one and the same amendment.

         22. Acceptance of Facsimile Signatures. The parties agree that this Amendment, agreements ancillary to this Amendment, and related documents to be entered into in connection with this Amendment, will be considered signed when the signature of a party

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is delivered by facsimile transmission. Such facsimile signature shall be treated in all respects as having the same effect as an original signature.

         23. Restatement of Other Lease Terms. Except as specifically modified herein, all terms, covenants and conditions of the Lease shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto execute this Amendment as of the date first set forth above.

Landlord:                                        Tenant:

ARASTRADERO PROPERTY,                            ALTAVISTA COMPANY,
a California general                             a Delaware corporation
partnership

By:  McCandless-Triad, a
     California general                          By: /s/ James J. Barnett
                                                     --------------------
     partnership, a General
     Partner                                     Name:  James J. Barnett
                                                 Title:  President

     By: /s/ Birk S. McCandless
         ----------------------
          Date: May 24, 2002
          Birk S. McCandless,
          as Trustee under the
          Birk S. McCandless
          and Mary McCandless                    By: /s/ Thomas B. Rosedale
          Inter Vivos Trust                          ----------------------
          Agreement dated                        Name: Thomas B. Rosedale
          February 17, 1982,
          a General Partner                      Title:  Assistant Secretary

     Date: May 29, 2002                          Date: May 24, 2002


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